CONSULTING GROUP CAPITAL MARKETS FUNDS

July 15, 2016

BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY 10022
Fax: (212) 810-3744
Attention: General Counsel

Subject:	Consulting Group Capital Markets Funds Amendment to Investment Advisory Agreement

Dear General Counsel:

           In connection with the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and BlackRock Financial Management, Inc. (the “Adviser”) on behalf of the Consulting Group Capital Markets Funds and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

Effective as of August 1st, 2016 (the “Effective Date”), Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER	THE ADVISER
CONSULTING GROUP ADVISORY SERVICES LLC	BLACKROCK FINANCIAL MANAGEMENT, INC.
By: /s/ Robert Garcia	By: /s/ Salim Ramji
Name: Robert Garcia	Name: Salim Ramji
Title: co-Chief Operating Officer	Title: Senior MD

APPENDIX A

FEE SCHEDULE

For the services provided by Adviser to the Allocated Assets, pursuant to the attached Investment Advisory Agreement, the Manager will pay the Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Allocated Assets at the following annual rates of the average daily net assets of the Allocated Assets as determined by the Trust’s accounting agent:

PORTFOLIO	ASSETS	RATE
CGCM Core Fixed Income Fund	$0 - $300MM	20bps
	$300MM - $600MM	15bps
	$600MM +	10bps
CGCM Large Cap Equity Fund (BlackRock Russell 1000 Index)	All Assets	2bps
CGCM Small-Mid Cap Equity Fund (BlackRock Russell 2500 Index)	All Assets	4bps
CGCM Emerging Markets Equity Fund (Blackrock MSCI EM Index)	All Assets	10bps
CGCM International Equity Fund (Blackrock MSCI EAFE Index)	All Assets	6bps